Exhibit 23.2

Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2015 Equity Incentive Plan, the 2015 Employee Stock Purchase Plan, the Desert Newco, LLC 2011 Unit Incentive Plan, the Locu, Inc. Amended and Restated 2011 Equity Incentive Plan, the Bootstrap, Inc. 2008 Stock Plan and The Go Daddy Group, Inc. 2006 Equity Incentive Plan, of our report dated February 24, 2015, with respect to the balance sheets of GoDaddy Inc. included in its Registration Statement, as amended (Form S-1 No. 333-196615) and related Prospectus of GoDaddy Inc., filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Phoenix, Arizona

March 31, 2015